                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                            FVC.COM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                          RICHARD M. BEYER
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1.  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2.  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4.  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5.  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     6.  Amount Previously Paid:
         -----------------------------------------------------------------------
     7.  Form, Schedule or Registration Statement No.:
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     8.  Filing Party:
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     9.  Date Filed:
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
                                 FVC.COM, INC.
                              3393 OCTAVIUS DRIVE
                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 2, 1999

                            ------------------------

TO THE STOCKHOLDERS OF FVC.COM, INC.:

    NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of FVC.COM, INC., a Delaware corporation (the "Company"), will be held on Wednesday, June 2, 1999 at 8:30 a.m. local time at the Company's offices at 3393 Octavius Drive, Santa Clara, California 95054 (together with all adjournments and postponements thereof, the "Annual Meeting"), for the following purposes, as more fully described in the attached Proxy Statement:

    1. To elect two directors to hold office until the 2002 Annual Meeting of Stockholders.

    2. To consider and vote upon a proposal to approve the Company's 1997 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares to 350,000 shares.

    3. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending December 31, 1999.

    4. To consider and act upon such other business and matters or proposals as may come before the Annual Meeting.

    The Board of Directors has fixed the close of business on April 16, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          /s/ LEE F. BENTON

                                          LEE F. BENTON
                                          SECRETARY

Santa Clara, California
May 3, 1999

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 FVC.COM, INC.
                              3393 OCTAVIUS DRIVE
                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 2, 1999

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of FVC.COM, Inc., a Delaware corporation (the "Company"), for use at an annual meeting of stockholders to be held on June 2, 1999 at 8:30 a.m. local time (together with all adjournments and postponements thereof, the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices, 3393 Octavius Drive, Santa Clara, California 95054. The Company intends to mail this proxy statement and accompanying proxy card on or about May 3, 1999 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company, or at the Company's request, by D.F. King & Co., Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but D.F. King & Co., Inc. will be paid its customary fee, estimated to be approximately $6,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on April 16, 1999 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 16, 1999 the Company had outstanding and entitled to vote 16,580,147 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on the proposals presented to the stockholders and will have the same effect as a negative vote. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3393 Octavius Drive, Santa Clara, California 95054, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 2000 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the "SEC") must be received by the Company no later than January 4, 2000 in order to be included in the proxy statement relating to that Annual Meeting. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is not later than the close of business on March 14, 2000 nor earlier than the close of business on February 13, 2000. Stockholders are also advised to review the Company's Amended Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation and Amended Bylaws provide that the Board shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board is presently composed of eight members. There are three directors in the class whose term of office expires in 1999. However, one member, Enzo Torresi, will resign from the Board effective immediately prior to the Annual Meeting and the size of the Board will be reduced to seven members at that time. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2002 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

    Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING

PIER CARLO FALOTTI

    Mr. Falotti, age 56, has served as a director of the Company since April 1996. Since September 1996, Mr. Falotti has been a Senior Vice President at Oracle Corp., a database software company. From February 1994 to September 1996, Mr. Falotti was President and Chief Executive Officer of AT&T's European, Middle Eastern and African Operations and subsequently Executive Vice President of its International Operations. Mr. Falotti is also a director of Logitech International S.A. He holds a degree in electrical engineering from the Institute Avogadro, Torino, Italy.

ROBERT W. WILMOT

    Mr. Wilmot, age 54, has been a director of the Company since October 1998. Since May 1995, he has been Chairman of Wilmot Capital, a private venture capital firm. From April 1994 to May 1995, Mr. Wilmot was an independent consultant and investor. From May 1985 through April 1994, Mr. Wilmot was Chairman of Wilmot Enterprises Ltd. Mr. Wilmot is a founder of a number of companies, including ES2 SA, the OASIS Group Plc, CMI Ltd., MOVID Technology Inc., Poqet Computer Inc., VXtreme, Inc. and Integrity Arts, Inc. He is a director of Com21, Inc. and Sequent Computer Systems. Mr. Wilmot received a B.S. in electrical engineering from Nottingham University.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

NEAL M. DOUGLAS

    Mr. Douglas, age 40, has been a director of the Company since November 1994. Since January 1993, he has been a General Partner of AT&T Ventures, a venture capital firm. Mr. Douglas also serves as a director of Cellnet Data Systems, Tut Systems, Inc. and several privately held companies. He received a B.S. degree from Cornell University, an M.S. degree from Stanford University, and an M.B.A. from the University of California at Los Angeles.

DAVID A. NORMAN

    Mr. Norman, age 63, has served as a director of the Company since March 1994. From October 1993 to the present, Mr. Norman has been Chairman of Apptitude, Inc., formally known as Technically Elite, Inc., an application performance management company. From October 1993 to March 1998, Mr. Norman was also Chief Executive Officer of Apptitude, Inc. He holds a B.S.M.E. from the University of Minnesota and an M.S.I.A. from Stanford University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

RICHARD M. BEYER

    Mr. Beyer, age 50, has been a director of the Company and has served as its President and Chief Executive Officer since he joined the Company in January 1999. From September 1996 to August 1998, Mr. Beyer was President and Chief Operating Officer of VLSI Technology, Inc., a semiconductor manufacturer. From January 1993 to June 1996, Mr. Beyer was employed by National Semiconductor Corporation ("National"), a semiconductor manufacturer. While at National, he was Executive Vice President and Chief Operating Officer from 1995 to 1996 and President of the Communications and Computing Group from 1993 to 1995. Prior to that time, he was Vice President and General Manager of the Switching Systems Division of Rockwell International Corporation. Mr. Beyer holds a B.S. and M.S. from Georgetown University and an MBA from Columbia University.

JAMES R. SWARTZ

    Mr. Swartz, age 56, has been a director of the Company since December 1993. Mr. Swartz is a Founding Partner of Accel Partners, a venture capital investment firm he co-founded in 1983. Mr. Swartz is also a director of Netopia, Inc., Polycom, Inc., Remedy Corporation, and a number of private companies. Mr. Swartz holds an A.B. degree from Harvard University and an M.S.I.A. degree from Carnegie Mellon University.

RALPH UNGERMANN

    Mr. Ungermann, age 57, has served as Chairman of the Board of the Company since January 1999. Until January 1999, Mr. Ungermann served as a director of the Company and as Chief Executive Officer and President since co-founding the Company in October 1993. From July 1979 to July 1993, Mr. Ungermann was Chief Executive Officer and co-founder of Ungermann-Bass, Inc., a computer networking company (now a subsidiary of Newbridge Networks Corporation). Prior to his work at Ungermann-Bass, Mr. Ungermann was the co-founder and Chief Operating Officer of Zilog, Inc., an early leader in the microprocessor industry, where he introduced the Z80 product line. He is also a director of Vertel Corporation. Mr. Ungermann obtained a B.S.E.E. from the University of California at Berkeley and a M.S.E.E. from the University of California at Irvine.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1998 the Board held eight meetings. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee or a committee serving a similar function.

    The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors, Messrs. Douglas and Norman. It met one time during the fiscal year.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is currently composed of two non-employee directors, Messrs. Swartz and Torresi. It met three times during the fiscal year. Mr. Torresi will be replaced by Mr. Wilmot upon Mr. Torresi's resignation from the Board effective immediately prior to the Annual Meeting.

    During the fiscal year ended December 31, 1998, all directors except Mr. Falotti attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

                                   PROPOSAL 2
         APPROVAL OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

    In October 1997, the Board adopted the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") and authorized for issuance 150,000 shares of Common Stock under the Purchase Plan. Stockholders approved the Purchase Plan in December 1997.

    As of March 31, 1999, 26,025 shares had been issued under the Purchase Plan and 123,975 shares remained available under the Purchase Plan.

    In April 1999, the Board amended the Purchase Plan, subject to stockholder approval, to increase by 200,000 shares the number of shares of Common Stock authorized for issuance under the Purchase Plan, from a total of 150,000 shares to a total of 350,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board.

    During the last fiscal year, no shares were purchased under the Purchase Plan by executive officers and a total of 26,025 shares were purchased by all employees as a group, all at a purchase price of $11.05 per share.

    Stockholders are requested in this Proposal 2 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Purchase Plan.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

    The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 110 employees (except employees who customarily work fewer than either 20 hours per week or 5 months per calendar year) are eligible to participate in the Purchase Plan.

    The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

    The Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

    The Board has the power to delegate administration of the Purchase Plan to a committee composed of members of the Board. The Board has delegated administration of the Purchase Plan to the Compensation Committee of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to the Compensation Committee as well as to the Board itself.

OFFERINGS

    The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each offering is 24 months long and is divided into four shorter "purchase periods," each approximately six months long. If the price of the Common Stock is lower at the end of the purchase period than its price at the beginning of the offering, then that offering terminates after the purchase of Common Stock thereunder, and a new offering commences.

ELIGIBILITY

    Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of an offering is eligible to participate in that offering. Officers of the Company who are "highly compensated" as defined in the Code are eligible to participate in the Purchase Plan.

    However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue, in each calendar year during which purchase rights are outstanding, the right to purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates.

PARTICIPATION IN THE PURCHASE PLAN

    An eligible employee may enroll in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employee's base compensation during the offering.

PURCHASE PRICE

    The purchase price per share at which shares of Common Stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the last day of the purchase period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions over the course of the offering. At any time during the offering, a participant may increase, reduce or terminate his or her payroll deductions, as the Board provides in the offering. The Board has provided in the current offering that a participant may not increase the percentage of payroll deductions after the beginning of any purchase period, except to take effect with the next purchase period. Further, the current offering provides that in the case of an employee who first becomes eligible to participate in the current offering after its commencement, such employee can commence participation as of the date following the end of the current purchase period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make additional payments into such account.

PURCHASE OF STOCK

    By executing an agreement to participate in the Purchase Plan, an employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. The current offering under the Purchase Plan does not specify these per employee or per offering limits. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

    While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. A withdrawal may be elected at any time up to 10 days prior to the end of the applicable purchase period.

    Upon any withdrawal from an offering by an employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering. Such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason. The Company will then distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

    Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will effectively terminate (be suspended) when all shares reserved for sale under the Purchase Plan have been sold.

    The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or
(iii) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or under Section 423 of the Code.

    Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of a dissolution, liquidation, specified type of merger of the Company, or acquisition by certain "persons" (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act) of at least 50% of the combined voting power entitled to vote in the election of directors, the Board may (as applicable) require the assumption of the purchase rights under the Purchase Plan or substitution of similar rights, permit the offering to continue unchanged, or terminate any then ongoing offering by accelerating the occurrence of all remaining purchase dates, so that the outstanding purchase rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

    Subject to stockholder approval of this Proposal 2, an aggregate of 350,000 shares of Common Stock is reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares not purchased under such rights again become available for issuance under the Purchase Plan.

FEDERAL INCOME TAX INFORMATION

    Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

    A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

    If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

    There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

                                   PROPOSAL 3
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3

EXECUTIVE OFFICERS

    The executive officers of the Company and their ages as of March 31, 1999 are as follows:

NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Ralph Ungermann........................          57   Chairman of the Board
Richard M. Beyer.......................          50   Chief Executive Officer and President
James O. Mitchell......................          54   Vice President, Operations and Chief Financial Officer
Allwyn Sequeira........................          38   Vice President, Engineering and Chief Technical Officer
Alan J. McMillan.......................          43   Vice President, Sales
James M. Nielsen.......................          40   Vice President, Access Business Unit

    Biographical information about Messrs. Ungermann and Beyer is set forth under Proposal 1 above.

    James O. Mitchell has served as the Company's Chief Financial Officer and acted as its head of operations since June 1995. He was elected Vice President, Operations in October 1997. From June 1989 to October 1994, Mr. Mitchell was President and Chief Executive Officer of General Electric Computer Service, an electronics service company and a division of General Electric Capital Services, Inc., which is a division of General Electric Company. Mr. Mitchell holds a Bachelor's degree in industrial management from Purdue University.

    Allwyn Sequeira has headed the Company's product operations and acted as the Company's Chief Technical Officer since co-founding First Virtual in October 1993. He was elected Vice President, Engineering and Chief Technical Officer in October 1997. From February 1990 to October 1993, Mr. Sequeira served as Business Unit Director at Ungermann-Bass, Inc. Mr. Sequeira holds a Bachelor's degree in Computer Science from the Indian Institute of Technology, Bombay, India, and a Master's degree in computer science from the University of Wisconsin.

    Alan J. McMillan has headed the Company's sales operations since September 1995. He was elected as the Company's Vice President, Sales in October 1997. From June 1994 to September 1995, Mr. McMillan was a principal with Regis McKenna, a consulting firm. From July 1992 to April 1994, Mr. McMillan was Vice President of North American Sales at Software Publishing Corporation, a software publishing company. Mr. McMillan holds an Associate Degree from Ohio University and was a Sloan fellow at the Massachusetts Institute of Technology, where he received an M.S. in Management Science.

    James M. Nielsen has headed the Company's Access Business Unit since November 1998. From October 1996 to November 1998, Mr. Nielsen headed the Company's marketing operations and was elected Vice President, Marketing in October 1997. From April 1996 to October 1996, Mr. Nielsen was Director of Marketing at FORE, a computer networking company. From May 1991 to April 1996, Mr. Nielsen held several product management and marketing management roles at Bay Networks, a computer networking company that merged with Northern Telecom Limited in 1998, and SynOptics Communications, Inc., a computer networking company that merged with Wellfleet Communications Inc. to form Bay Networks in 1994. Mr. Nielsen holds a Bachelors degree in computer science from Deakin University, Victoria, Australia.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1999 by (i) all those known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

                                                                                       BENEFICIAL OWNERSHIP(1)
                                                                                 ------------------------------------
BENEFICIAL OWNER                                                                 NUMBER OF SHARES   PERCENT OF TOTAL
-------------------------------------------------------------------------------  -----------------  -----------------
Entities Affiliated with Accel IV L.P (2) .....................................       1,301,404               7.9%
  428 University Avenue
  Palo Alto, CA 94301

Pilgrim Baxter & Associates, Ltd ..............................................         832,300               5.1
  825 Duportail Road
  Wayne, PA 19087

Ralph Ungermann (3) ...........................................................       2,571,824              15.4
  c/o FVC.COM, Inc.
  3393 Octavius Drive
  Santa Clara, CA 95054

Richard M. Beyer...............................................................              --             *

James O. Mitchell (4)..........................................................         372,512               2.3

Allwyn Sequeira (5)............................................................         417,890               2.5

Alan J. McMillan (6)...........................................................         173,265               1.0

James M. Nielsen (7)...........................................................          38,603             *

Neal M. Douglas (8)............................................................          66,884             *

Pier Carlo Falotti (9).........................................................          94,384             *

David A. Norman (10)...........................................................         126,051             *

James R. Swartz (11)...........................................................       1,344,786               8.2

Enzo Torresi (12)..............................................................         172,060               1.0

Robert Wilmot (13).............................................................         190,010               1.2

All directors and executive officers as a group (12 persons) (14)..............       5,568,269              33.0

------------------------

*   Less than one percent.

 (1) This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 1, 1999. Percentage of beneficial ownership is based on 16,456,134 shares of Common Stock outstanding as of March 1, 1999. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

 (2) Includes 1,047,675 shares held by Accel IV L.P., 42,319 shares held by Accel Investors '93 L.P., 21,731 shares held by Accel Keiretsu L.P., 229 shares held by Accel Partners & Co. Inc., 3,083 shares held by Accel Keiretsu V L.P., 9,248 shares held by Accel Investors '96 L.P., 156,165 shares held by Accel V L.P. and 20,954 shares held by Accel Internet/Strategic Technology Fund L.P.

 (3) Includes 2,372,499 shares held in the name of Ralph Ungermann, Trustee or Successor Trustee of the Ralph K. Ungermann Living Trust U/A/D May 18, 1988, as amended. Also includes 199,325 shares Mr. Ungermann has the right to acquire pursuant to outstanding options exercisable within 60 days of March 1, 1999.

 (4) Includes 88,728 shares subject to repurchase by the Company as of the date hereof. Also includes 36,019 shares Mr. Mitchell has the right to acquire pursuant to outstanding options exercisable within 60 days of March 1, 1999.

 (5) Includes 35,764 shares subject to repurchase by the Company as of the date hereof. Also includes 77,890 shares Mr. Sequeira has the right to acquire pursuant to outstanding options exercisable within 60 days of March 1, 1999.

 (6) Includes 61,031 shares subject to repurchase by the Company as of the date hereof. Also includes 49,574 shares Mr. McMillan has the right to acquire pursuant to outstanding options exercisable within 60 days of March 1, 1999 and 250 shares held by Mr. McMillan's spouse.

 (7) Includes 34,385 shares Mr. Nielsen has the right to acquire pursuant to outstanding options exercisable within 60 days of March 1, 1999.

 (8) Includes 62,500 shares held in the name of Venture Fund I, L.P., of which Mr. Douglas is a general partner. Mr. Douglas disclaims beneficial ownership of all shares owned by Venture Fund I, L.P., except to the extent of his pro rata interest in the partnership. Also includes 4,384 shares Mr. Douglas has the right to acquire pursuant to an outstanding option exercisable within 60 days of March 1, 1999.

 (9) Includes 21,317 shares subject to repurchase by the Company as of the date hereof. Also includes 4,384 shares Mr. Falotti has the right to acquire pursuant to an outstanding option exercisable within 60 days of March 1, 1999.

(10) Includes 121,667 shares held in the name of David Arthur Norman and Mamie
    R. Norman TTEE, Norman Family Revocable Trust, U/A DTD 8/20/87. Also includes 4,384 shares Mr. Norman has the right to acquire pursuant to an outstanding option exercisable within 60 days of March 1, 1999.

(11) Includes 1,047,675 shares held by Accel IV L.P., 42,319 shares held by Accel Investors '93 L.P, 21,731 shares held by Accel Keiretsu L.P., 229 shares held by Accel Partners & Co. Inc., 3,083 shares held by Accel Keiretsu V L.P., 9,248 shares held by Accel Investors '96 L.P., 156,165 shares held by Accel V L.P., 20,954 shares held by Accel Internet/Strategic Technology Fund L.P., 24,613 shares held by James R. Swartz and 14,385 shares held by the Swartz Family Partnership. Mr. Swartz is a general partner of partnerships which are the general partner of various Accel and certain other partnerships and, as such may be deemed to share voting and investment power with respect to such shares. Mr. Swartz disclaims beneficial ownership of all shares held by such entities except to the extent of his pro rata interests in such partnerships. Also includes 4,384 shares Mr. Swartz has the right to acquire pursuant to an outstanding option exercisable within 60 days of March 1, 1999.

(12) Includes 4,825 shares subject to repurchase by the Company as of the date hereof. Also includes 4,384 shares Mr. Torresi has the right to acquire pursuant to an outstanding option exercisable within 60 days of March 1, 1999.

(13) Includes 178,750 shares held in the name of Robert W. Wilmot and Mary J. Wilmot, trustees of the Wilmot Living Trust u/d/t dated April 18, 1995 (the "Wilmot Living Trust"). Also includes 11,260 shares the Wilmot Living Trust has the right to acquire pursuant to outstanding options exercisable within 60 days of March 1, 1999.

(14) Includes 430,373 shares issuable upon exercise of outstanding options exercisable within 60 days of March 1, 1999. See footnotes (3) through (13) above.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    The Company does not currently compensate directors for services in such capacity, but directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. The Company may compensate non-employee directors in the future.

    All of the Company's non-employee directors are entitled to receive non-discretionary annual stock option grants under the 1997 Non-Employee Directors' Plan, adopted in September 1997 (the "Directors' Plan"). Under the Directors' Plan, each non-employee director who was a director at the time of the adoption of the Directors' Plan was automatically granted an option to purchase 10,000 shares of Common Stock. Each non-employee director who is first elected to the Board after September 1997 is automatically granted an option to purchase 30,000 shares of Common Stock. Each non-employee director will additionally be granted an option to purchase 10,000 shares of Common Stock on each anniversary of each such director's original grant under the Directors' Plan. Options granted under the Directors' Plan are granted at the fair market value of the Common Stock on the date of grant. Options granted to non-employee directors under the Directors' Plan have a ten-year term and will vest over a period of five years, with ten percent of the shares vesting after six months and the remaining shares vesting ratably on a daily basis thereafter.

    During fiscal 1998, pursuant to the terms of the Directors' Plan, Messrs. Douglas, Falotti, Norman, Swartz and Torresi each were granted an option to purchase 10,000 share of Common Stock at an exercise price per share of $9.875 and Mr. Wilmot was granted an option to purchase 30,000 shares of Common Stock at an exercise price per share of $10.00, the fair market value of the Common Stock on the respective dates of grant.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ended December 31, 1998, 1997 and 1996, certain compensation awarded or paid to, or earned by, the Company's President and Chief Executive Officer and the Company's other four most highly compensated executive officers who earned more than $100,000 in salary and bonus (the "Named Executive Officers") at December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                               ANNUAL COMPENSATION   -------------
                                                                                      SECURITIES
                                                    FISCAL     --------------------   UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                          YEAR      SALARY($)  BONUS($)    OPTIONS (#)   COMPENSATION($)(1)
------------------------------------------------  -----------  ---------  ---------  -------------  -------------------
Ralph Ungermann ................................        1998     175,000     72,840           --             3,412
  Chairman (2)                                          1997     175,000     60,110           --             4,770
                                                        1996     175,000     49,950      300,000             5,400

James O. Mitchell ..............................        1998     150,000     38,830           --             2,224
  Vice President, Operations and Chief                  1997     150,000     24,110       25,000             2,440
  Financial Officer                                     1996     150,000     17,045       66,666             2,400

Allwyn Sequeira ................................        1998     156,250     73,700      205,000             6,746
  Vice President, Engineering and Chief                 1997     125,000     72,095      100,000             5,842
  Technical Officer                                     1996     103,937     28,550       66,666             5,392

Alan J. McMillan ...............................        1998      96,635     96,209       75,000             1,734
  Vice President, Sales                                 1997      96,000     58,515       15,000             2,200
                                                        1996     105,000     68,470       66,666             2,378

James M. Nielsen ...............................        1998     150,000     29,910        2,500             4,957
  Vice President, Access Business Unit                  1997     126,689     11,250       75,000             4,087
                                                        1996      22,119(3)        --     100,000              654

------------------------

(1) Represents insurance premiums paid by the Company with respect to group life and health insurance for the benefit of the Named Executive Officer.

(2) Mr. Ungermann resigned as President and Chief Executive Officer of the Company on January 7, 1999, effective upon the election of Richard M. Beyer to these positions.

(3) Mr. Nielsen commenced employment with the Company in October 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1998 to each of the Named Executive Officers:

                                                        INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                   ------------------------------------------------------------     VALUE AT ASSUMED
                                      NUMBER OF       PERCENTAGE OF                              ANNUAL RATES OF STOCK
                                     SECURITIES       TOTAL OPTIONS                              PRICE APPRECIATION FOR
                                     UNDERLYING        GRANTED IN       EXERCISE                    OPTION TERM (4)
                                   OPTIONS GRANTED     FISCAL YEAR        PRICE     EXPIRATION   ----------------------
NAME AND PRINCIPAL POSITION            (#)(1)            (%)(2)         ($/SH)(3)      DATE        5% ($)     10% ($)
---------------------------------  ---------------  -----------------  -----------  -----------  ----------  ----------
Ralph Ungermann..................            --                --              --           --           --          --

James O. Mitchell................            --                --              --           --           --          --

Allwyn Sequeira..................         5,000             *               10.20     04/19/08       32,074      81,281
                                        200,000               7.9           10.00     10/12/08    1,257,789   3,187,485

Alan J. McMillan.................        25,000               1.0           10.20     04/19/08      160,368     406,404
                                         25,000               1.0           10.00     10/12/08      157,224     398,436
                                         25,000               1.0            8.25     10/27/08      129,710     328,709

James M. Nielsen.................         2,500(5)          *               10.20     04/19/08       16,037      40,640

------------------------

*   Less than 1%.

(1) Generally, 10% of the options become exercisable six months after the grant date and .0548% each day thereafter for 54 months. The term of each option granted is generally the earlier of (i) ten years or (ii) 30 days after termination of the employment of the holder.

(2) Based on an aggregate of 2,523,500 options granted to employees, consultants and directors, including the Named Executive Officers, of the Company during the fiscal year ended December 31, 1998.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant.

(4) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. All calculations are based on rounding the number of years remaining on the term of the option to the nearest whole number. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price.

(5) The shares subject to this option will be fully vested and exercisable as of June 15, 1999.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

    This table discloses the aggregate dollar value realized upon exercise of stock options in the last fiscal year by the Named Executive Officers. For each Named Executive Officer, the table also includes the total number of unexercised options and the aggregate dollar value of in-the-money unexercised options held at the end of the last completed fiscal year, separately identifying the exercisable and unexercisable options.

                                                                               NUMBER OF SECURITIES
                                                                              UNDERLYING UNEXERCISED      VALUE OF IN-THE-MONEY
                                                   SHARES                         OPTIONS AS OF               OPTIONS AS OF
                                                  ACQUIRED                      DECEMBER 31, 1998         DECEMBER 31, 1998(1)
                                                     ON           VALUE     --------------------------  -------------------------
                                                  EXERCISE      REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
NAME                                                 (#)           ($)          (#)           (#)          ($)           ($)
----------------------------------------------  -------------  -----------  -----------  -------------  ----------  -------------
Ralph Ungermann...............................           --            --      146,090        153,910    1,899,170     2,000,830
James O. Mitchell.............................           --            --       30,044         51,622      333,653       535,922
Allwyn Sequeira...............................           --            --       66,672        304,994      755,882     2,170,193
Alan J. McMillan..............................           --            --       42,613        114,053      483,430       941,144
James M. Nielsen..............................           --            --       90,417         83,083    1,071,690       940,435

------------------------

(1) Valuations above for unexercised in-the-money options are based on the difference between the option price and fair market value of $15.75 per share at December 31, 1998.

             EMPLOYMENT AGREEMENT AND CHANGE-IN-CONTROL AGREEMENTS

RICHARD M. BEYER EMPLOYMENT AGREEMENT

    In December 1998, the Company entered into an employment agreement with Richard M. Beyer. Pursuant to the agreement, Mr. Beyer began serving as President and Chief Executive Officer of the Company effective January 7, 1999. Mr. Beyer was also appointed as a member of the Board. Mr. Beyer's compensation pursuant to the employment agreement consists of a base salary of $300,000, subject to annual adjustment, together with an annual bonus (not to be less than one-third of Mr. Beyer's base salary for 1999) that is based on meeting or exceeding certain performance targets. In addition, Mr. Beyer was granted a stock option with a term of 10 years to purchase 600,000 shares of the Company's Common Stock under the Company's 1997 Equity Incentive Plan, as amended. The shares covered by the option are subject to vesting over a period of 60 months with 10% of the shares vesting six months after the date of grant and the remaining shares vesting on a daily basis thereafter.

    In the event that Mr. Beyer's employment with the Company is terminated for any reason other than cause, death or disability, he will be entitled to receive
(i) salary continuation payments (at his then monthly base salary rate) for 12 months after his date of termination, (ii) bonus continuation payments (totaling the bonus in effect on the date of termination) for 12 months after his date of termination, and (iii) extended health coverage for 12 months after his date of termination or until he is covered under another employer's health plan, whichever is earlier. In addition, the unvested portion of any stock options and restricted stock subject to repurchase held by Mr. Beyer will accelerate by a period of one year as of the date of termination. In the event that Mr. Beyer's employment with the Company is terminated for death or disability on or prior to January 1, 2001, the unvested portion of any stock options and restricted stock subject to repurchase held by Mr. Beyer will accelerate by a period of one year as of the date of termination.

    Notwithstanding the above, if, within 18 months following the date of a change of control of the Company, Mr. Beyer's employment with the Company is terminated for any reason other than cause, death or disability, he will be entitled to receive (i) salary continuation payments (at his then monthly base salary rate) for 12 months after his date of termination, (ii) bonus continuation payments (totaling the bonus in effect on the date of termination) for 12 months after his date of termination, and (iii) extended health coverage for 12 months after his date of termination or until he is covered under another employer's health plan, whichever is earlier. In addition, the unvested portion of any options and restricted stock subject to repurchase held by Mr. Beyer will accelerate by a period of 18 months as of the date of termination.

    In the event that the severance, acceleration of stock options and other benefits provided for in Mr. Beyer's employment agreement (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be either (a) delivered in full or (b) delivered as to such lesser extent that would result in no portion of such benefits being subject to such excise tax, whichever of the foregoing amounts, taking into account applicable taxes (including the excise tax) results in receipt by Mr. Beyer, on an after-tax basis, of the greatest amount of benefits. In the event of a reduction in benefits, Mr. Beyer will choose which benefits to reduce.

NON-EMPLOYEE DIRECTORS' CHANGE OF CONTROL PLAN

    In February 1999, the Board adopted the Non-Employee Directors' Change of Control Plan to provide non-employee directors of the Company with the protection of certain benefits in case of a termination of his or her status as a director of the Company in connection with a change of control of the Company. The Non-Employee Directors' Change of Control Plan provides, as of the date of a change of control of the Company, that, subject to certain tax circumstances, each of the Company's then non-employee director's outstanding stock options, restricted stock awards and restricted stock purchases will vest and be exercisable in full.

    The Board will administer the Non-Employee Directors' Change of Control Plan unless and until the Board delegates administration to a committee of the Board.

    Prior to a change of control of the Company, the right to receive benefits under this Non-Employee Directors' Change of Control Plan will automatically terminate on the date upon which a non-employee director's status as a director of the Company terminates, as evidenced by the written resignation of such non-employee director, by action of the Board or of the stockholders of the Company removing such non-employee director as a director, or otherwise.

    The Board at any time, and from time to time, may amend or terminate the Non-Employee Directors' Change of Control Plan; provided, however, that any such termination must occur prior to the occurrence of a change of control of the Company.

EXECUTIVE OFFICERS' CHANGE OF CONTROL PLAN

    In February 1999, the Board adopted the Executive Officers' Change of Control Plan (the "Executive Plan") to provide certain executive officers (each individually, an "Executive") of the Company with protection of certain benefits in case of a termination of his or her employment with the Company in connection with a change of control of the Company. Messrs. Ungermann, Sequeira and McMillan are currently covered by the Executive Plan. Each person who, after February 17, 1999, is confirmed as a Section 16 Officer by action of the Board will also be covered by the Executive Plan. "Section 16 Officer" means an "officer" of the Company, as defined in Rule 16a-1(f) promulgated under the Exchange Act, provided the officer is designated as such by action of the Board.

    If within 18 months following the date of a change of control the Executive's employment with the Company terminates involuntarily other than for cause, death or disability, or if within such 18 month period, the Executive terminates his or her employment with the Company voluntarily with Good Reason (as defined below), then, subject to certain tax circumstances and limitations and conditions on benefits: (i) the Executive will be entitled to receive base salary continuation payments at the Executive's base salary rate in effect on the date of termination, paid on a monthly basis, for 12 months after the date of termination, in addition to any accrued but unpaid base salary, bonus payments, and/or accrued and unused vacation; (ii) each of the Executive's outstanding stock options, restricted stock awards and restricted stock purchases will have their vesting and exercisability schedules accelerated by 18 months as of the date of termination; (iii) the Executive will be entitled to receive bonus continuation payments totaling the Executive's target bonus for the current fiscal year in effect on the date of termination, paid on a monthly basis for 12 months after the date of termination; and (iv) if at the time of termination, the Executive is covered by the Company's group health plan, the Company will provide to the Executive, subject to the Executive and his or her eligible spouse and/or dependents electing continuation coverage under COBRA, one hundred percent (100%) Company-paid group health coverage at the same level of coverage as was provided to the Executive immediately prior to the date of termination (the "Company-Paid Coverage"). If such coverage included the Executive's spouse and/or dependents immediately prior to the date of termination, such spouse and/or dependents will also be covered at Company expense. Company-Paid Coverage will continue until the earlier of (x) 12 months from the date of termination, or (y) the date that the Executive and his or her spouse and/or dependents become covered under another employer's group health plan that provides the Executive and his or her spouse and/or dependents with comparable benefits and levels of coverage. In no event will the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive under the Executive Plan.

    "Good Reason" means: (i) any material reduction of the Executive's duties, authority or responsibilities relative to the Executive's duties, authority, or responsibilities as in effect immediately before such reduction, except if agreed to in writing by the Executive; (ii) a reduction by the Company in the base salary or target bonus opportunity of the Executive as in effect immediately before such reduction; (iii) the relocation of the Executive to a facility or a location more than 35 miles from the Executive's then present location, without the Executive's written consent; or (iv) any failure of the Company to obtain the assumption of the Executive Plan by any successor or assign of the Company.

    The Board will administer the Executive Plan unless and until the Board delegates administration to a committee of the Board.

    Prior to a change of control of the Company, the right to receive benefits under the Executive Plan will automatically terminate on the date upon which the Executive ceases to be a Section 16 Officer, for any reason or no reason, as evidenced by the written resignation of such Executive, by action of the Board removing such Executive as a Section 16 Officer or otherwise.

    The Board at any time, and from time to time, may amend or terminate the Executive Plan; provided, however, that any such termination must occur prior to the occurrence of a change of control of the Company.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No current member of the Compensation Committee is an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee. In August 1998, the Company acquired ICAST Corporation ("ICAST"). Mr. Torresi, a member of the Board and the Compensation Committee until his resignation becomes effective immediately prior to the Annual Meeting, was Chairman, Co-founder, Chief Executive Officer and a significant shareholder of ICAST. Mr. Swartz, a member of the Board and the Compensation Committee, was a director of ICAST and is a general partner of partnerships which were the general partners of various entities that, collectively, were significant shareholders of ICAST.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

INTRODUCTION

    The Company's executive compensation policies and practices are approved by the Compensation Committee. The Compensation Committee consists of two directors who are not employees of the Company. The Compensation Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with all the non-employee directors.

PHILOSOPHY

    The Compensation Committee has implemented compensation policies, plans and programs which seek to enhance stockholder value by aligning the financial interests of the executive officers with those of its stockholders. Annual base salaries are generally set at market-based competitive median levels. The Company relies on annual incentive compensation and stock options to attract, retain, motivate and reward executive officers and other key employees. Incentive compensation plans are variable and tied to corporate performance. These plans are designed to provide an incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure they meet the current strategies and needs of the business.

COMPENSATION PLANS

    The Company's executive compensation is based on three components: base compensation; annual incentives; and equity incentives, each of which is intended to support the overall compensation philosophy.

    BASE COMPENSATION. Base salary is targeted at the median level for emerging technology companies of similar characteristics, such as sales volume, capitalization and financial performance. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

    The Compensation Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Compensation Committee. The annual salary plan is developed by the Company's Chief Executive Officer based on publicly available information on organizations with similar characteristics and on past and expected future contributions of the individual executive. The Compensation Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Compensation Committee's assessment of his past performance and its expectation as to his future contributions in directing the long-term success of the Company.

    Mr. Ungermann, the Chief Executive Officer of the Company as of December 31, 1998, did not receive a salary increase in 1998. As he did in 1997, Mr. Ungermann volunteered to forego any salary increase in light of the Company's stage of development.

    In January 1999, Mr. Ungermann stepped down as the Company's President and Chief Executive Officer and was appointed Chairman of the Company effective upon the election of Mr. Beyer as President

------------------------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

and Chief Executive Officer of the Company. See "Employment Agreement and Change-in-Control Agreements" for the details of Mr. Beyer's compensation arrangements.

    ANNUAL INCENTIVES. The Company's short-term cash incentives are paid pursuant to annual bonus plans agreed to by the Compensation Committee and the executive at the beginning of the year. The Compensation Committee believes that the annual cash bonus for key employees, including executive officers, should be based on optimizing revenues and margins, and on prudent management of the expenses of the business. Accordingly, the bonus plan for 1998 was based on achieving certain revenue levels and taking the Company public. The bonus of $72,840 paid to the Chief Executive Officer for 1998 was based on the pre-established performance goals as described.

    EQUITY INCENTIVES. Long-term equity incentives are provided through grants of stock options to executive officers and other key employees pursuant to the Company's 1997 Equity Incentive Plan, as amended (the "Incentive Plan"). The equity component of compensation is intended to retain and motivate employees to improve long-term stockholder value. Stock options are granted at fair market value, contain vesting restrictions and have value only if the Company's stock price increases. The shares covered by the options are generally subject to vesting over a period of 60 months with 10% of the shares vesting six months after the date of grant and the remaining shares vesting on a daily basis thereafter. The Compensation Committee believes that this element of the total compensation program directly links the participant's interests with those of the stockholders and the long-term performance of the Company.

    The Compensation Committee establishes the number and terms of options granted under the Incentive Plan. The Committee encourages executives to build a substantial ownership investment in the Company's Common Stock. The table on page 10 reflects the ownership position of the directors and executive officers at March 1, 1999. Stock option grants awarded to each executive officer are based on the Compensation Committee's judgment as to the performance of such executive officer prior to the date of grant. The Compensation Committee also considers the number of options already held by each executive officer when determining such awards.

    Out of a total of 2,161,000 stock options granted by the Company in 1998, executive officers of the Company received grants for 282,500 shares, or approximately 13.1% of the total options granted in 1998. For the same reasons he agreed to forego a salary increase in 1998, Mr. Ungermann, the Chief Executive Officer of the Company as of December 31, 1998, was not granted any options to acquire shares in 1998.

    The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable emerging technology companies, links executive and stockholder interests and provides the basis for the Company to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, the Company's performance and stockholder value.

    Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant are considered to be "performance based compensation."

                                          COMPENSATION COMMITTEE

                                          James R. Swartz
                                          Enzo Torresi

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JAMES M. NIELSEN

    In December 1998, the Company and James M. Nielsen, the Company's Vice President, Access Business Unit, entered into an agreement to amend each of Mr. Nielsen's outstanding option agreements to provide for accelerated vesting and exercisability of all his outstanding options, such that all of Mr. Nielsen's shares subject to such options will be vested and exercisable on June 15, 1999. See "Compensation of Executive Officers--Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" for the details of Mr. Nielsen's outstanding options as of December 31, 1998.

ALLWYN SEQUEIRA

    On August 26, 1998, the Company loaned Allwyn Sequeira, the Company's Vice President of Engineering and Chief Technical Officer, the sum of $1,289,125, at an annual interest rate of 7%, for the purchase of a primary residence. The loan was evidenced by promissory notes that were secured by 150,000 shares of Common Stock of the Company held by Mr. Sequeira. On September 30, 1998, the notes were repaid in part to leave a remaining principle balance of $349,125. The original note was canceled at that time and a new note was issued in the amount of $349,125, with an annual interest rate of 7% payable from the date of the original loan. The new note was secured by 50,000 shares of Common Stock of the Company held by Mr. Sequeira. The new note was to be repaid on or before December 29, 1998. On December 16, 1998, the new note was amended and restated to extend the repayment date to on or before June 30, 1999. As of April 1, 1999, the full amount of the note remains outstanding.

ICAST ACQUISITION

    In August 1998, the Company acquired ICAST. Mr. Torresi, a member of the Board until his resignation becomes effective immediately prior to the Annual Meeting, was Chairman, Co-founder, Chief Executive Officer and a significant shareholder of ICAST. Mr. Swartz, a member of the Board, was also a director of ICAST and is a general partner of partnerships that were the general partners of various entities that, collectively, were significant shareholders of ICAST. The Company acquired all of the outstanding stock of ICAST in exchange for 401,389 shares of the Company's Common Stock, a cash payment of $327,000 and the assumption of certain outstanding ICAST stock options, warrants and debt. Mr. Torresi received 52,342 shares of the Company's Common Stock in the transaction and Mr. Swartz and the entities associated with Mr. Swartz received 189,449 shares of the Company's Common Stock in the transaction. The Company believes that the foregoing transaction was in its best interest and was made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The transaction was approved by a majority of the independent and disinterested members of the Board and was in connection with a bona fide business purpose of the Company.

INDEMNIFICATION AGREEMENTS

    The Company has entered into indemnification agreements with certain officers and directors that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings that such officer or director is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Amended Bylaws.

PERFORMANCE MEASUREMENT COMPARISON(1)

    The SEC requires a comparison on an indexed basis of cumulative total stockholder return for the Company, a relevant broad equity market index and a published industry line-of-business index. The following graph shows a comparison of cumulative stockholder return of an investment of $100 in cash on April 29, 1998 (the date the Company's Common Stock began trading on the Nasdaq National Market), June 30, 1998, September 30, 1998 and December 31, 1998 in (i) the Nasdaq Stock Market (U.S.) Index, (ii) the Hambrecht & Quist ("H&Q") Technology Index, and (iii) the Company's Common Stock. The H&Q Technology Index is composed of approximately 200 technology companies in the semiconductor, electronics, medical, and related technology industries. Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.

                 COMPARISON OF 8 MONTH CUMULATIVE TOTAL RETURN*
           AMONG FVC.COM, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                          AND THE H&Q TECHNOLOGY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            FVC.COM,      NASDAQ STOCK           H&Q

                  INC.      MARKET (U.S.)        TECHNOLOGY
4/29/98            100                100               100
Jun-98              93                102                99
Sep-98              72                 92                88
Dec-98             121                120               125

* $100 invested on 4/29/98 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.

------------------------

(1) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

    The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ LEE F. BENTON

                                          LEE F. BENTON
                                          SECRETARY

Santa Clara, California
May 3, 1999

                                 FVC.COM, INC.
                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR AN
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 1999

    The undersigned hereby appoints RALPH UNGERMANN and RICHARD M. BEYER and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of FVC.COM, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 3393 Octavius Drive, Santa Clara, California on Wednesday, June 2, 1999, at 8:30 a.m., and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1.  To elect two directors  FOR all nominees listed below   WITHHOLD AUTHORITY
             to hold office until    (EXCEPT AS MARKED TO THE        TO VOTE FOR ALL
             the 2002 Annual         CONTRARY BELOW) / /             NOMINEES LISTED
             Meeting of                                              BELOW / /
             Stockholders.

              NOMINEES    Pier Carlo Falotti and Robert W. Wilmot

         TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

--------------------------------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:  To approve the Company's 1997 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares to 350,000 shares.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3:  To ratify selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending December 31, 1999.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.
                                             Dated _______________________, 1999
                                             ___________________________________
                                             ___________________________________
                                                        Signature(s)

                                             Please sign exactly as your name
                                             appears hereon. If the stock is
                                             registered in the names of two or
                                             more persons, each should sign.
                                             Executors, administrators,
                                             trustees, guardians and
                                             attorneys-in-fact should add their
                                             titles. If signer is a corporation,
                                             please give full corporate name and
                                             have a duly authorized officer
                                             sign, stating title. If signer is a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.